                                                    Filed pursuant to 424(B)(2)
                                                     Registration No. 333-94457
PROSPECTUS

                               3,869,666 Shares

                              E*TRADE GROUP, INC.

                                 Common Stock

   This Prospectus relates to the public offering, which is not being underwritten, of 3,869,666 shares of our Common Stock, which is held by some of our current stockholders.

   The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

   Our Common Stock is quoted on the Nasdaq National Market under the symbol "EGRP." On January 5, 2000, the average of the high and low price for the Common Stock was $26.25.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.


                The date of this Prospectus is January 21, 2000

   No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                             AVAILABLE INFORMATION

   E*TRADE Group is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 75 Park Place, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is quoted on the Nasdaq National Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street N.W. Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

   E*TRADE Group has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed with the Commission (File No. 1-11921) pursuant to the Exchange Act are incorporated herein by reference:

  1. E*TRADE Group's Annual Report on Form 10-K for the year ended September 30, 1999, filed on October 22, 1999.

  2. Definitive Proxy Statement, dated November 29, 1999, filed on November 29, 1999 in connection with E*TRADE Group's Annual Meeting of Shareowners held on December 21, 1999;

  3. Definitive Additional Materials, dated December 1, 1999, filed on December 1, 1999 in connection with E*TRADE Group's Annual Meeting of Shareowners held on December 21, 1999

  4. The description of E*TRADE Group's Common Stock, $0.01 par value per share, and associated rights, contained in its registration statement on Form 8-A, filed on July 12, 1996, including any amendment or report filed for the purpose of updating such description; and

  5. All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering.

   Any statement contained in a document incorporated by reference herein shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. E*TRADE Group will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written requests for copies should be directed to E*TRADE Group, Inc., Investor Relations, 4500 Bohannon Drive, Menlo Park, California 94025. The Company's telephone number is (650) 331-6000.

                                  THE COMPANY

   The principal executive offices of E*TRADE Group are located at 4500 Bohannon Drive, Menlo Park, California 94025. The Company's telephone number is
(650) 331-6000.

                              PLAN OF DISTRIBUTION

   E*TRADE Group, Inc. (the "Company") is registering all 3,869,666 shares of Common Stock, par value of $0.01 per share (the "Shares"), on behalf of certain selling stockholders. The Company will receive no proceeds from this offering. The Shares may be offered by certain selling stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such Shares (the "Selling Stockholders"). All of the Shares were originally issued by the Company in connection with the acquisition of all of the outstanding shares of E*TRADE U.K. (Holdings) Limited, an United Kingdom corporation ("E*TRADE U.K."), whereby E*TRADE U.K. became a wholly-owned subsidiary of the Company (the "Acquisition"). The Shares were issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) and Regulation S thereof. The Shares are being registered by the Company pursuant to the Offer Document, dated December 8, 1999 by the Company and addressed to each of the securityholders of E*TRADE U.K. (the "Offer Document").

   The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers. The Shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus;
(c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

   In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell Shares short and redeliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Stockholder may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this Prospectus.

   Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) in amounts to be negotiated in connection with the sale. Such broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

   In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders. The Company will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby The Company assumes no obligation to so deliver copies of this Prospectus or any related Prospectus Supplement.

   At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

   Each Selling Stockholder will be responsible for any fees, disbursements and expenses of any counsel for the Selling Stockholders. All other expenses incurred in connection with the registration of the Shares, including SEC registration fees, printer's and accounting fees and the fees, disbursements and expenses of counsel for the Company will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders have agreed to indemnify certain persons including broker-dealers or agents against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.

   The Company has undertaken to keep a Registration Statement of which this Prospectus constitutes a part effective until the earlier of the disposition of the securities offered hereby or December 21, 2000. After such period, if the Company chooses not to maintain the effectiveness of the registration statement of which this Prospectus constitutes a part, the securities issuable upon exercise hereof and offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt under the provisions of the Securities Act or pursuant to an effective registration statement thereunder.

                              SELLING STOCKHOLDERS

   The following table sets forth the number of shares of Common Stock owned by each of the Selling Stockholders. Except for the fact that E*TRADE U.K. held a license from the Company to use its trademarks and technology, and the fact that the Company held a minority interest in E*TRADE U.K prior to E*TRADE U.K. becoming a wholly-owned subsidiary of the Company as of December 21, 1999, none of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. Because the Selling Stockholders may offer all or some of the Shares which they hold pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Stockholders after completion of this offering. No Selling Stockholder beneficially owns 1% or more of the outstanding shares of Common Stock of the Company. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below.

                                                               Number of Shares
                                             Number of Shares   Registered for
Name of Selling Stockholder                 Beneficially Owned  Sale Hereby(1)
---------------------------                 ------------------ ----------------
Jack Lang..................................       273,885           273,885
Raymond Anderson...........................       120,125           120,125
TTP Limited................................        80,083            80,083
Anthony Patrick Shearer....................        66,735            66,735
Peter Wynn.................................        48,050            48,050
Margaret Wynn..............................        48,050            48,050
Peter Dawe.................................        40,842            40,842
Sir Kenneth Warren.........................        32,674            32,674
Michael John Marshall......................       151,357           151,357
Martin Kirk Jackson........................        16,016            16,016
Andrew Hopper..............................        16,016            16,016
ARC Partners Pension Scheme................        16,016            16,016
ARC Partners Limited.......................        15,499            15,499
Tomas Carruthers...........................        14,415            14,415
Richard Alan Lines.........................        11,532            11,532
John B.H. Jackson..........................         9,610             9,610
David Robinson.............................         4,805             4,805
Nicholas Ellis.............................         4,805             4,805
Prelude Technology Limited.................         3,844             3,844
Lady Elizabeth Warren......................         3,363             3,363
John Constable.............................         2,522             2,522
Gavin Don..................................         2,402             2,402
Andrew Harter..............................         1,922             1,922
Alan Jones.................................         1,201             1,201
Dr. Ing Francesco Stajano..................           961               961
Alan Chaney................................           800               800
Harold F. Syfrig...........................           401               401
Sibyl Marshal..............................         2,883             2,883
Anthony D.C.W. Marshall....................           961               961
M.J. Marshall Charity Settlement...........         5,776             5,776
Air League Educational Trust...............         2,402             2,402
Providence Investment Company Limited......     2,869,723         2,869,723
                                                ---------         ---------
  TOTAL....................................     3,869,666         3,869,666
                                                =========         =========

--------
(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

                                 LEGAL MATTERS

   The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

   The annual consolidated financial statements of E*TRADE Group, Inc. and its subsidiaries incorporated in this Prospectus by reference from E*TRADE Group, Inc.'s Annual Report on Form 10-K for the year ended September 30, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.